Exhibit 99.2

Q3 2018 CONFERENCE CALL - TUESDAY, OCTOBER 30,2018
Katie:
Thank you and good morning. Joining me today are Stephen Lebovitz, CEO and Farzana Khaleel, Executive Vice President and CFO.
This conference call contains "forward-looking statements" within the meaning of the federal securities laws. Such statements are inherently subject to risks and uncertainties. Future events and actual results, financial and otherwise, may differ materially. We direct you to the Company’s various filings with the SEC for a detailed discussion of these risks.
A reconciliation of supplemental non-GAAP financial measures to the comparable GAAP financial measures was included in yesterday’s earnings release and supplemental that will be furnished on Form 8-K and is available in the invest section of the website at cblproperties.com.
This call is being limited to one hour. In order to provide time for everyone to ask questions, we ask that each speaker limit their questions to two and then return to the queue to ask additional questions. If you have questions that were not answered during today’s call, please reach out to me following the conclusion of the call.
I will now turn the call over to Stephen.
Stephen:
Thank you, Katie and good morning everyone.
2018 is a milestone year for CBL as we celebrate our 40th anniversary and 25th year as a public company. During our Company’s history, our industry has evolved and changed, but no point compares to what we have seen this year. For two of our major anchors, Sears and BonTon to file Chapter 11 and close over 30 of their stores representing more than 4.5 million square feet in our portfolio is unprecedented. While we anticipated these filings and began preparing for them years in advance, the reality is nevertheless challenging. Sears was the catalyst for the development of many of our malls. As a result, they enjoy premier locations in our centers. While initially the mall specialty stores relied on department stores such as Sears to generate traffic, it has been quite some time since this has been the case. No question, the closing of these boxes is disruptive in the short term. But, because of the prime real estate they occupy, I am 100% confident that this also presents a once in a generation opportunity to transform our properties from traditional enclosed malls to suburban town centers that include fashion, value, dining, entertainment, fitness, service and other mixed uses such as hotels, residential and office - the type of property that today’s customer desires.
Given the magnitude of this opportunity, we are focused on extending our debt maturity profile, providing us with the runway necessary to accomplish these redevelopments both from a timing and liquidity point of view. As Farzana will discuss shortly, we are making excellent progress on the recast of our term loans and lines of credit with our bank group and appreciate their support. We look forward to updating the market as soon as we have definitive news to report, but I can assure you that we are heading in a positive direction.
With this perspective, while we are never satisfied with negative numbers, we are pleased to deliver in-line results and to reaffirm our full-year 2018 guidance this quarter. As reported yesterday, third quarter adjusted FFO per share was $0.40 and same-center NOI declined 6.1%, an improvement from the year-to-date trend.
While our key operating metrics are still under pressure, we are making headway towards improvements. Sales have been a bright spot this year with most retailers reporting positive results. For our portfolio, trailing 12-month same-center mall sales increased to $378 per square foot from $376 per square foot for the prior year period. This trend should translate into an improved leasing environment in 2019.
We are making progress on portfolio occupancy with a sequential improvement of 90 basis points to 92%. We have experienced less specialty store filings in 2018 as compared with 2017; however, the recent filings of Brookstone, Mattress Firm, Samuels Jewelers and Bevello contributed to the increased draw on our reserve this quarter. We are optimistic that 2019 will also be a relatively benign year for specialty store bankruptcies given the strong economy and improved retail sales environment.
As I mentioned, we have over 30 former department store boxes closing in our portfolio this year. We have been anticipating these events for years, starting with our first sale-leaseback with Sears in 2013 and have a realistic plan to address these closings with reasonable capital spending. In order to help the market better understand our Sears and BonTon store activity, we have included a new schedule listing each store’s status in this quarter’s supplemental.
Katie will review projects currently under construction in a few minutes but I also want to provide a summary of our Sears and Bon Ton exposure as well as our plans for these boxes.
First regarding Sears, at the end of the second quarter we had 38 Sears locations, excluding Janesville that was sold in July and a property where we only have a 10% interest. Assuming all of the announced store closings occur by year-end, we will be left with 21 operating locations. Of the 17 store closings, 10 stores are leased, three are owned by Seritage and four are owned by Sears or third parties. One of the Seritage stores has already been substantially redeveloped and we understand they have plans in various stages on others. Of our 10 leased Sears locations, three are stores we purchased last year and have active redevelopments in planning stages with two set to commence within the next six months. That brings us down to seven. We have leases executed or out for signature on two of these and LOIs or active discussions on the remainder. We are also in active negotiations on a number of stores that are still operating in anticipation of future closures. We expect that some of the stores owned by Sears will be sold directly for third party redevelopment. In fact, in a couple of instances that has already occurred. Novant Health recently purchased the Sears store in our Hanes Mall in Winston-Salem for future medical office. Sears is currently operating in the location on an interim basis.
Our gross annual rent for the Sears stores announced as closing to-date is approximately $5 million. The majority of this rent was for stores we had recaptured in 2017 as part of our sale-leaseback transaction where we had expected to proactively terminate the leases in the next few months to begin redevelopment projects. As such, we do not expect any material revenue loss in 2018 related to the closures or to co-tenancy. The major impact on us from these Sears closures will be in 2019 when we will have a full year of rent impact as well as any associated co-tenancy. Based on store closings announced to date, the 2019 co-tenancy exposure is in the range of $7 -$10 million. While we are hopeful that Sears will be successful in reorganizing, we believe it is smart to plan for the worst case. If we assume a Sears liquidation occurs sometime early in the year, we estimate the additional co-tenancy exposure would be in the $4-$8 million range. While co-tenancy clauses in leases are far from uniform, most are triggered by the closing of two or more anchors. As we approach our redevelopments, one of our major priorities is to limit downtime where we have more than one anchor closure. Across our portfolio, we have 11 locations where we have BonTon and Sears, including locations where Sears is still operating. We have replacement activity occurring on each of these, with executed or out-for-signature leases on eight and LOI’s under negotiation for the other three. We are also working with a number of retailers to revise co-tenancy language to reflect current market conditions and are having success in this effort.
Shifting to Bon Ton, in August, we had 14 locations close in our core portfolio including ten leased and four owned by others. Of the ten leased locations, we have leases executed or out-for-signature for six and LOIs or prospects under negotiation on the remainder. Two replacements are scheduled to open before year-end. Total redevelopment spend for all six boxes is currently estimated at $10.5 million.
We are paying close attention to the capital requirement of backfilling these closing stores. I want to highlight that across our portfolio we have nine anchor replacements occurring with little to no investment by CBL and several others that are in process. While we have certain properties where a more significant investment is warranted to create higher long-term value, we are watching the total spend closely through this process. We expect total annual redevelopment spend to remain in the $75 - $125 million range for the next three to four years to complete all the necessary redevelopments in our portfolio.
Through these projects and our general focus on diversifying our tenant mix, we are expanding the types of uses we are bringing to our properties, positioning them for long-term success. Year-to-date over 63% of our total new leasing was executed with non-apparel tenants, including dining, entertainment, value and service uses. We have executed contracts, LOIs or are having active negotiations with 50 restaurants as well as 14 entertainment uses, nine hotels, four multi-family, two grocery users as well as fitness, medical office and self-storage. Uses such as hotel, multi-family and storage are generally through joint venture partnerships, ground leases or pad sales which allow us to bring these uses to our properties while also minimizing required capital.
I now would like to discuss the reduction in the dividend, which we announced yesterday in the earnings release. Our primary financial priority is to preserve liquidity and strengthen our balance sheet. As announced last quarter, we have been evaluating an adjustment to our dividend to a level that maximizes available cash flow for investing in our properties and debt reduction.  After an analysis of projected taxable income for 2019 including assumptions of disposition transactions with lenders, we are reducing the common dividend for 2019 to an annualized rate of $0.30 per share from $0.80 per share. The reduction will preserve an estimated $100 million of cash on an annual basis. Based on the mid-point of 2018’s guidance range this equates to roughly $285 million of free cash flow after the dividend. This enhanced liquidity will fund debt reduction as well as EBITDA-generating redevelopment that is essential to stabilize income and ultimately create long-term value.  Reducing the dividend is not the only measure we have taken to create additional liquidity. While we already run a lean organization, we have implemented a program to create efficiencies in operations, reduce overhead including executive compensation and reduce spending in general. We will also continue to opportunistically dispose of assets to generate equity. While adjusting our dividend is a difficult decision, we believe it is in the best interest of the Company to do so.
I will now turn the call over to Katie to discuss our operating results and investment activity.
Katie:
Thank you, Stephen.

Before I get into our operating performance and current redevelopment pipeline, I want to say that while we definitely are facing current challenges, our entire organization is energized by the opportunities we have in front of us. CBL is a resilient and determined company and we have a plan to stabilize our operating results and create growth going forward. We are optimistic about our future.
Our leasing team is making solid headway towards recouping occupancy lost from bankruptcies and store closings. Same-center mall occupancy for the third quarter was 90.8%, representing a 120 basis point increase sequentially and a 90 basis point decline from the prior-year quarter. Portfolio occupancy of 92% represents an increase of 90 basis points sequentially and a 110 basis points decline compared to last year. Bankruptcy-related store closures impacted third quarter mall occupancy by approximately 77 basis points or 142,000-square feet.
While our leasing activity continues to be strong, leasing spreads remain under pressure. During the quarter we executed over 835,000 square feet of leases, bringing year-to-date leasing activity to nearly three million square feet. On a comparable same-space basis for third quarter, we signed roughly 450,000-square-feet of new and renewal mall shop leases at an average gross rent decline of 13%. Spreads on new leases for stabilized malls declined 9.5% and renewal leases were signed at an average of 13.8% lower than the expiring rent. We signed three new leases this quarter where the prior rents were above market or we agreed to a lower rent due to the time the space has been vacant. Excluding these three deals, average spreads on new deals would have been positive for the quarter and flat year-to-date. Packages with certain retailers that have had prolonged sales declines weighed on renewal spreads.
Third quarter sales continued the positive trend for the year. Rolling 12-month sales reached $378 per square foot compared with $376 per square foot in the prior year. September sales at six properties were impacted by closures related to Hurricane Florence, including Mayfaire Town Center in Wilmington, which was closed for 10 days. We expect October sales at these centers to rebound and are looking to end the year with a positive holiday season. For the third consecutive year we will close our centers on Thanksgiving to highlight the national tradition of Black Friday. Our customers will line-up for doorbusters and special promotions starting at 6 am and will be treated to events and entertainment throughout the weekend.
As Stephen stated, we have a tremendous amount of redevelopment activity occurring in our portfolio. These projects are critical in stabilizing our performance and growing income. As we replace former department stores space, we are achieving rents that are multiples of what the vacating stores were paying as well as driving significant new sales and traffic to the whole center.

During the quarter we started construction on the first phase of the redevelopment of the former Macy’s at Parkdale Mall. Dick’s Sporting Goods, Five Below and HomeGoods will open next summer.
In June, Flix Brew House, a specialty theater operator featuring films, food and microbrews, opened at East Towne Mall in Madison, WI. Later this year we’ll open H&M, Planet Fitness and Outback Steakhouse at the former JCPenney at Eastland Mall in Bloomington, IL.
Construction is progressing on the Sears redevelopment at Brookfield Square in Milwaukee, WI, which was one of the stores we purchased last year through a sale-leaseback. The first phase of the project includes the new Marcus Theater BistroPlex dine-in movie experience, Whirlyball entertainment center and two restaurants. In July we completed the sale of a portion of the Sears parcel to the city for development of a hotel and convention center, which commenced construction in October.
We are planning for a fall opening of Bonefish Grill and Metro Diner in the former Sears Auto Center location at Volusia Mall in Daytona Beach. Aubrey’s restaurant and Panda Express are under construction here in Chattanooga at Northgate Mall in the former Sears Auto Center space.
At Jefferson Mall in Louisville, KY, we are under construction to add Round 1 entertainment center which will open in November in in the former Macy’s.
We commenced construction on Dave & Busters at Hanes Mall in Winston-Salem in former shop space near the Sears wing with the opening scheduled for 2019. As Stephen mentioned, Novant Health recently purchased this property’s Sears location for a future medical office facility.
In Greensboro at Friendly Center, O2 Fitness is under construction replacing a former freestanding restaurant. The new 27,000-square-foot location is expected to open later this year.
In early October we provided Sears with notice to terminate the lease at Hamilton Place here in Chattanooga. This store was also on the closing list that Sears issued as part of their bankruptcy. While we’ll be announcing more details on the project shortly, it will include entertainment, dining and hotel components. Cheesecake Factory is already under construction on a pad in the Sears parking lot, opening in early December. Construction on the remainder of the project will begin in spring 2019.
We opened our first self-storage facility in late September. This is a joint venture project on vacant land adjacent to Eastgate Mall in Cincinnati. Our second project, located at Mid Rivers in St. Peters, MO, will open in December. We have two other projects in planning stages that we anticipate constructing in 2019. These partnerships are a great way to create value across our portfolio. We contribute land as CBL’s share of the equity, so there is no cash investment required. Once stabilized, we can look for the best time to monetize.
I will now turn the call over to Farzana to discuss our financial results.
Farzana:
Thank you, Katie.
Third quarter adjusted FFO per share was $0.40, representing a decline of $0.10 per share compared with $0.50 per share for the third quarter 2017. Major variances included $0.05 per share from lower property NOI, $0.01 higher net interest expense, $0.01 per share dilution from asset sales, $0.01 per share higher G&A expense primarily related to one-time expense from the retirement of our COO and $0.02 per share lower income tax benefit.
While NOI continued to decline, as anticipated, the pace has decelerated. For the third quarter, same-center NOI decreased 6.1% or $10 million with $12.3 million lower revenue and lower expenses of $2.3 million. Real estate tax recoveries declined $2.9 million which corresponded with $2.8 million of lower real estate tax expense. Property operating expense was relatively flat while maintenance and repair expense increased $0.5 million.
Based on our results year-to-date and current budgets for fourth quarter, we anticipate achieving 2018 adjusted FFO at the mid-to-high end of the range of $1.70 - $1.80 per share, which assumes a same-center NOI decline at the mid-to-low end of (6.75)% - (5.25)%. Guidance continues to include a top line reserve to take into consideration the impact of unbudgeted bankruptcies, store closures, rent reductions and co-tenancy. Based on our results year-to-date and projections for the rest of the year, we expect to utilize approximately $16 - $18 million of the reserve. We will provide guidance for 2019 in February which will include a comprehensive impact from BonTon and Sears, co-tenancy as well as the benefit of the new tenants that will open throughout the year both in our mall shops and replacement anchors.
During the quarter we successfully completed the refinancing secured by The Outlet Shoppes at El Paso. The new $75 million, non-recourse 10-year loan was completed at an attractive rate of 5.103% compared with the approximately 7% rate on the previous loan. We generated nearly $65 million in net proceeds to CBL. Coupled with the $30 million in excess proceeds to CBL from the CoolSprings Galleria refinancing earlier this year and the nearly $90 million in proceeds from dispositions closed year-to-date, we have substantially funded the $190 million paydown of our unsecured term loan completed in July. In October we closed on a construction loan to fund the redevelopment of Sears at Brookfield Square. The loan has a total capacity of $29.4 million with a three-year initial term and a one-year extension option. The interest rate is variable at Libor plus 290 basis points. We anticipate securing similar construction financing for our larger redevelopment projects to help minimize our cash outlay.
As Stephen mentioned, we are making excellent progress towards completing the refinancing of our $350 million unsecured term loan, which was extended to October 2019, as well as our major lines of credit totaling $1.1 billion in capacity, which mature in 2020. We anticipate rolling all of our term loans and credit facilities into one secured facility with a term loan component and a line of credit. We will extend the maturity of this new facility for several years, providing us with sufficient time, liquidity and flexibility to execute our strategy. While we know you all are eager to hear about the sizing and other details, since this is a work in progress we are not able to discuss specifics until we close. However, we assure you that through this process we are focused on balancing the quality and integrity of the properties supporting both the bonds and the new facility.
Our total pro rata share of debt at quarter-end was $4.69 billion, a reduction of approximately $78 million from year-end 2017. We have been waiting for the courts to finalize the foreclosure of Acadiana Mall. Based on the most recent update, we now anticipate this will occur in 2019. We have entered into a forbearance agreement with the lender for Cary Towne Center. The property is currently being marketed for sale on behalf of the lender. Any disposition proceeds from a successful transaction would apply towards the loan balance of approximately $43 million with any deficit being forgiven. While we are early in the process, we expect to close a transaction in 2019.
With $201 million outstanding on our lines of credit at the end of the third quarter, we have over $490 million of liquidity available. At quarter end, net debt-to-EBITDA was 7.1 times compared with 6.7 times at year-end 2017. The increase was primarily due to lower total property-level NOI. Our expectation is that this metric will improve by year-end 2019 as debt levels are reduced and we benefit from lease-up and new NOI from projects coming online.
I’ll now turn the call over to Stephen for concluding remarks.
Stephen:
Thank you, Farzana.
CBL has an incredible team of experienced professionals fully committed to navigating the challenges we face and implementing our strategic priorities. I want to recognize and thank our entire organization both home office and in the field for all that they do on behalf of CBL. We truly appreciate you.

As I said earlier, while we have a lot of work to do, we are confident in our plan and our future. We are receiving a tremendous amount of demand for the former department store spaces across our portfolio, which demonstrates the versatility and value of this prime real estate. The transformation of our portfolio through this process will put CBL in a position to thrive. We will no longer be a traditional enclosed mall company. Instead we will be a company with a portfolio of retail-focused suburban town center mixed use properties that are dominant in their markets. As we’ve demonstrated with the reduction to the dividend and measures taken to reduce expenses, we are committed to ensuring CBL has adequate liquidity and flexibility to execute on our redevelopments and other strategic initiatives without the pressure of near term maturities.
Thank you for your time today. We appreciate your continued support. We will now open the call to questions.